Exhibit 10(u)

Separation Agreement and General Release

TO: Silvia Dias Lagnado

This Agreement shall be binding on you, your heirs, successors and assigns, and on McDonald’s. “McDonald's” as used in this Agreement, includes McDonald’s Corporation, McDonald’s USA, LLC, all of their respective subsidiaries, affiliates and related entities and companies, and their current and former directors, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, you and McDonald’s agree to the following:

TERMINATION DATE
Your date of termination (“Termination Date”) will be October 31, 2019.

PAYMENTS
You will receive the following payments:

•
Twenty-six (26) weeks’ severance pay, pursuant to the terms of the McDonald’s Corporation Officer Severance Plan (the “Severance Plan”), minus taxes and deductions, payable to you six (6) months after the date of termination in accordance with the Severance Plan and Section 409A of the Internal Revenue Code;

•	Payment for fifteen (15) unused vacation days, as of your termination date;

•	A storage allowance in the gross amount of $20,000 USD, minus taxes and deductions payable to you three (3) months after the termination date.

All other pay earned by you has been included in your final pay. All payments to you, as set forth in this Agreement, will be issued in accordance with, and subject to any withholding required by, all local, state, and federal laws. The storage payment is intended to be exempt from Section 409A of the Internal Revenue Code as a short-term deferral and, therefore, will be paid no later than March 15, 2020.

You acknowledge and agree that the severance and storage payments described in this Agreement are contingent on your compliance with the terms of the “Non-Compete” provisions contained in this Agreement.  If McDonald’s, in its sole discretion, determines that you have failed to comply with such provisions, you will forfeit the severance payments and McDonald’s shall have no further obligations related thereto.

TARGET INCENTIVE PLAN (TIP)
If there is a TIP payment for 2019, you shall be eligible for a pro-rated 2019 TIP payment payable on or about March 1, 2020. Your TIP will be pro-rated to your date of termination and will be administered consistent with the TIP requirements.

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BENEFITS TERMINATION
Your Termination Date shall be your benefits plan termination date for purposes of McDonald's benefits programs, including but not limited to the 401k Plan and Long Term Incentive Plans.  Your active participation in McDonald’s welfare plans, such as the Health (medical, dental vision), Group Insurance and Spending Account Plans will end as of the last day of the month in which your termination date occurs. For information on continuing Health or Healthcare Spending Account Plans through COBRA, see below. If there are any discrepancies between this agreement and the official benefit plan documents, the official plan documents will govern.  McDonald’s reserves the right, in its sole discretion, to change or discontinue its benefit programs at any time, with or without prior notice.

CONTINUATION OF HEALTH COVERAGE
If you are participating in the medical, dental or vision plan coverage under the Health Plan at the time you terminate, you may elect to continue that coverage for 18 months (or longer if required by law). This is known as COBRA coverage. If you file a timely election to take COBRA coverage, you will have to pay the applicable employee cost for that coverage on a monthly basis (i.e., the cost you are currently paying as an active employee) and, pursuant to the terms of the Severance Plan, McDonald’s will pay the remainder of the cost through April 2020. You will only be able to take the COBRA coverage if you pay the applicable employee cost on a monthly basis. McDonald’s will not withhold your share of these costs from your cash severance. Beginning on May 1, 2020, your COBRA premium for any remaining months of COBRA coverage will be increased to 102% of the full COBRA premium cost (including both the employee and employer costs for the coverage). If you fail to pay the required COBRA premium by the end of the month for which the premium is due, your coverage will terminate as of the last day of the month for which your last premium was paid. McDonald’s will not pay any portion of the cost of COBRA coverage beyond May 1, 2020, regardless of whether you or your eligible dependents have an additional qualifying event under COBRA. Notwithstanding the foregoing, if COBRA coverage is no longer required to be provided under the federal laws governing COBRA, all payments for COBRA coverage under the Plan will also end. Further information about COBRA coverage will be provided by the Health Plan Administrator.

STOCK OPTIONS AND RESTRICTED STOCK UNITS
All stock option and restricted stock unit (RSU) awards held by you at your termination date shall be treated in accordance with the terms of the applicable McDonald's Corporation stock plan under which the award was granted (2001 Omnibus Stock Ownership Plan, as amended or 2012 Omnibus Stock Ownership Plan), and the applicable stock option or RSU award agreement governing your awards (collectively, the “Grant Materials”).  Notwithstanding anything to the contrary in this Agreement, for purposes of your stock options and RSUs, your reason for termination is Company Initiated/Special Circumstances and your stock options and RSUs will be treated in accordance with the applicable provisions in the Grant Materials.

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STOCK OPTIONS
Pursuant to the terms of the Grant Materials, you will be permitted to exercise your outstanding stock option awards as provided in the chart below.

Options Granted	Options That May be Exercised	Last Date to Exercise (If the last date to exercise is a weekend or a US holiday, the last date will be the previous business day.)
All grants made at least four months prior to your termination date	Options that are exercisable or would have become exercisable within two years of your termination date will continue to become exercisable pursuant to the original schedule.	The second anniversary of your termination date
All grants made less than four months prior to your termination date	All options forfeited	N/A

RESTRICTED STOCK UNITS (RSUs)
Pursuant to the terms of your grant(s), as described in the Grant Materials, upon termination you will vest in a pro-rata portion of your unvested RSUs granted at least four months prior to your termination date based upon the number of months worked during the applicable vesting period, with partial months counted as full months.  RSUs that vest will be paid out in the form of shares of McDonald’s stock (or in cash at the McDonald’s sole discretion).  Any RSUs granted less than four months prior to your termination date will be forfeited.  Any RSUs that have performance vesting conditions will continue to be subject to those conditions, and will be paid out (if applicable) at the end of the performance period.

For more detailed information on the treatment of your stock options and/or RSUs upon your termination, please refer to the Company Initiated/Special Circumstances termination section of the Grant Materials.  In the event of a conflict between this Agreement and the terms of the relevant Grant Materials, the terms of the Grant Materials will prevail.

REFERENCE
McDonald’s will agree that all references given to parties outside McDonald's, whether verbal or written, will be in line with the statement below:

Silvia Lagnado came to McDonald’s as our Global Chief Marketing Officer to reignite our customer obsession through both traditional and innovative ways.

The impact she had in that time is significant. Silvia led a team that defined the brand’s purpose “making delicious feel-good moments easy for everyone”. She helped create a universal visual identity and established a program to elevate creative excellence across McDonald’s advertising. Under her leadership we elevated our customer focus through data. She’s helped us develop and invest in a smart CRM strategy

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grounded in insights that is unlocking an unparalleled understanding of customers and how to serve them better through programs like suggestive sell in Drive Thru with Dynamic Yield. Silvia was the driving force behind our new partnership with Disney and a passionate advocate for our new Commitment to Families under Scale for Good. Finally, Silvia has established a strong Global Marketing Leadership Team, composed of CMOs of our key markets, as well as key members of her team.

Silvia built a very strong team (two of which were promoted with her departure). With the team, strategy and work on strong footing, Silvia has decided this is the right time to pursue new challenges and opportunities.

OFFICER AND DIRECTOR FINANCIAL PLANNING
After your termination date, you have three (3) months (or until the end of the calendar year in which you terminate, if earlier) to complete your financial planning and submit any expenses for reimbursement for the calendar year in which your termination date occurs.

OFFICER ANNUAL PHYSICAL
You will be eligible to receive your annual executive physical for calendar year 2019 in accordance with the terms of the Executive Physical Program, provided your physical is completed within six months of your date of termination. Executive Physicals completed after your termination date are considered taxable income to you.

HOUSEHOLD MOVING EXPENSES
You will be eligible to be reimbursed for shipping expenses related to your household goods from your residence in Illinois to a destination of your choice. Such reimbursement will be subject to the limits set in the current Global Mobility Policy with respect to the shipping of household goods. Please contact Brian Madine, Director - Global Mobility for further details regarding shipping assistance.

LEGAL FEES
You will be eligible to be reimbursed for legal fees related to this Agreement up to a maximum of $10,000 USD, which fees must be incurred and reported to McDonald’s no later than December 31, 2019 for payment no later than March 15, 2020.

RESIGNATIONS
I, Silvia Dias Lagnado, hereby tender my resignation as Corporate Executive Vice President of McDonald’s Corporation (the “Company”), effective October 31, 2019. In addition, I hereby tender my resignation, effective October 31, 2019, from as Vice President of McDonald’s Global Markets LLC and to any other officer and director positions that I currently hold with any McDonald’s group company or affiliated company and for which I do not otherwise tender a separate resignation.

COOPERATION WITH McDONALD’S
Except as described below in this section and the section entitled "Right to Enforce Agreement and Cooperate with the Government," you agree to reasonably assist and cooperate with McDonald's (and its outside counsel) (subject to the payment of reasonable out-of-pocket expenses incurred by you) in any pending, threatened or future investigations, charges, complaints, lawsuits, arbitrations, regulatory actions or other claims or proceedings in the event that McDonald's determines that you may have knowledge or

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be a witness relating to the investigation, charge, complaint, lawsuits, arbitration, regulatory action or other claim or proceedings. Notwithstanding the foregoing, this section does not require you to assist and cooperate with McDonald’s in any claim, lawsuit or proceeding brought by you against McDonald’s for breach of this Agreement or for a claim that is excepted from the General Release, below. The Company agrees that your cooperation shall be subject to accommodations that will avoid or minimize disruption of your personal and professional obligations. When possible, you will be given seven (7) days advanced written notice of any action which requires your participation.
GENERAL RELEASE
In exchange for the payments and benefits set forth above in this Agreement, you (and anyone claiming through you or on your behalf, including your heirs and assigns) agree to release McDonald’s, to the fullest extent permitted by law, with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands you may have against McDonald’s or have ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by McDonald’s from the beginning of time to the date on which you execute this Agreement.

The claims you are releasing include, without limitation, the claims as defined in this Agreement, any additional claims asserted on your behalf by legal counsel (if any) or by any individual, entity or government agency, and all other claims arising under any act, statute, constitution, regulation, executive order, ordinance, or the common law, including any claims for attorneys’ fees and/or costs. Without limiting the generality of the foregoing and subject to the exceptions listed in the section entitled “Right to Enforce Agreement and Cooperate with the Government” listed below, the claims released by you hereunder include, but are not limited to:
(a) all claims for or related in any way to your employment, compensation, other terms and conditions of employment, or cessation of employment with McDonald’s;
(b) all claims that were or could have been asserted by you or on your behalf: (i) in any federal, state, or local court, or tribunal; (ii) under any public policy or common law theory; (iii) under any employment agreement or contract, other agreement or contract, or tort (including but not limited to claims for infliction of emotional distress); or (iv) under any federal, state, or local law, regulation, ordinance, or executive order;
(c) any and all claims that McDonald’s is obligated to pay or owes any compensation or payments to you in connection with any ideas, information, inventions, processes, procedures, systems, methods, intellectual property or other materials that you may have developed, produced, created, designed, modified, improved, enhanced or revised during your employment with McDonald’s or disclosed to McDonald’s, including without limitation any trademarks, service marks, trade dress, copyrights, patents and/or trade secrets, (collectively referred to in this Agreement as “Materials”); and
(d) any and all claims that were or could have been asserted by you or on your behalf arising under any law, including but not limited to, and as in effect or amended from time to time: Title VII of the Civil Rights Act of 1964 (“Title VII”), Civil Rights Act of 1866 (42 U.S.C. Section 1981), Civil Rights Act of 1991 (42 U.S.C. Section 1981a), Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”), Americans with Disabilities Act (“ADA”), Employee Retirement Income Security Act, Family and Medical Leave Act, Uniformed Services Employment and Reemployment Rights Act (“USERRA”), Genetic Information Nondiscrimination Act (“GINA”), Equal Pay Act, Fair Credit Reporting Act, Immigration Reform Control Act, Occupational Safety and Health Act, Employee Polygraph Protection Act, Worker Adjustment and Retraining Notification Act (“WARN Act”), Lilly Ledbetter Fair Pay Act of 2009, any state or federal consumer protection and/or trade practices act, Illinois

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Human Rights Act, Illinois Wage Payment and Collection Act, Illinois Equal Wage Act, Illinois Equal Pay Act of 2003, Illinois Minimum Wage Law, Illinois Worker Adjustment and Retraining Notification Act (“Illinois WARN Act”), the anti-retaliation provisions of the Illinois Workers Compensation Act, and the Illinois Whistleblower Act and any other whistleblower statute, the New York Human Rights Law, any state or federal consumer protection and/or trade practices act.

Without limiting the generality of the foregoing, the claims you are releasing include any claim that any future nonpayment or difference in amount, timing or duration of wages, salaries, bonuses, benefits (such as under the Profit Sharing and Savings Plan, Long Term Incentive Plans, Insurance Plans, TIP Plan, stock option and restricted stock unit plans, and Cash Performance Unit Plan) or other compensation is discriminatory under the ADEA, Title VII, the ADA and the Rehabilitation Act of 1973, all as amended or modified in operation by the Lilly Ledbetter Fair Pay Act of 2009, and all such claims under all federal, state and local law, as heretofore or hereafter amended or modified in operation.

YOU UNDERSTAND BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP ALL CLAIMS AGAINST McDONALD’S except those expressly excepted by this Agreement or otherwise not waivable by law. You agree that this Agreement provides benefits to you that are above and beyond anything to which you are otherwise entitled.

RIGHT TO ENFORCE AGREEMENT AND COOPERATE WITH THE GOVERNMENT
Nothing in this Agreement shall prohibit or interfere with your right to bring any action to enforce the terms of this Agreement or to file a charge or complaint, report a violation of the law, communicate, testify, assist, cooperate, or participate in an investigation, proceeding or hearing conducted by the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission or other federal, state or local agency or commission without prior authorization or approval of the Law Department or any other McDonald’s official or representative, and you are not required to report such actions to McDonald’s. And nothing in this Agreement prohibits or restricts your ability to share confidential company information regarding possible violations of the law with any federal, state or local government agency, and to accept monetary awards for providing information about violations of the law to any such agency (sometimes referred to as whistleblower awards or informant awards) under any whistleblower law, rule or program. However, except where otherwise prohibited by law, the consideration provided to you in this Agreement shall be the sole relief provided to you for all claims you previously asserted or could have asserted. You are not, and will not be, entitled to recover, and you agree to waive, to the fullest extent permitted by law, any back pay, back benefits, damages for emotional distress, other actual or compensatory damages, punitive damages, interest, and other monetary benefits or other personal relief or recovery against McDonald’s in connection with any such claim, charge or proceeding of any kind without regard to which entity or person has brought such claim, charge, complaint or proceeding, except for whistleblower or informant awards as set forth above.
IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING
Under the Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any Federal or State trade secret law or under this Agreement for the disclosure of a trade secret made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law. You likewise cannot be held criminally or civilly liable under any Federal or State trade secret law for disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under

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seal.  Also, if you file a lawsuit for retaliation by McDonald’s for reporting a suspected violation of law, you may disclose a trade secret to your attorney and you may use the trade secret information in the court proceeding if you file any document containing the trade secret or confidential information under seal and you do not otherwise disclose the trade secret, except pursuant to court order.

RETURN OF McDONALD’S PROPERTY; DEDUCTIONS FROM PAY FOR MONEY OWED TO McDONALD’S
On or by your termination date you will return to McDonald's all documents, manuals, office equipment, credit cards and other things belonging to McDonald's which you have borrowed or which you possess or control. You authorize McDonald's to deduct from your paycheck or severance pay, any money owed McDonald's as a result of items which are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made. You may keep your current McDonald’s issued cellular phone and laptop, only after such devices have been inspected by McDonald’s and only after the removal of all McDonald’s confidential and proprietary information.

NON-DISPARAGEMENT AND LIMITATIONS ON PUBLICATIONS
You agree to refrain from all conduct, verbal or otherwise (including but not limited to postings on the internet and/or on any social media outlet, such as Twitter and Facebook) that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of McDonald’s, its past or current parents, subsidiaries or joint ventures, or any of its or their past or present officers, directors or employees. While communicating about McDonald’s via social media or otherwise, you further agree that your communications will clearly state that you are not employed by and do not represent McDonald’s and will be clearly identified as representing your personal views and not those of McDonald’s.

Without limiting the generality of the foregoing, you further agree that, you shall not, for three (3) years following your Termination Date publish any articles or books about McDonald’s, its business or any McDonald’s-Related Person, or grant an interview primarily relating to McDonalds to any representative of the public media, without the prior written consent of McDonald’s General Counsel, Jerry Krulewitch, or his successor. Please contact Carrie Reuter, c/o McDonald’s Corporation, 110 N Carpenter Street, Dept. #146, Chicago, IL 60607, to request such written consent. The foregoing is not intended to preclude you from teaching, lecturing or presenting at any educational course or seminar where your experiences and contributions at McDonald's may be a topic of discussion provided you comply with all of your existing fiduciary and contractual obligations herein, including confidentiality, and to refrain from addressing sensitive topics such as future plans and strategies related to the McDonald’s brand, marketing, and/or talent.

For clarification, your filing a charge, reporting a violation of law, cooperating, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission or other federal, state, or local agency, as outlined in the “Right to Enforce Agreement and Cooperate With the Government” section above, shall not be a violation of your obligations under this section “Non-Disparagement and Limitations on Publications.” Similarly, the Parties agree that nothing in this Agreement is intended or will be interpreted so as to interfere with any rights you may have under the United States Defend Trade Secrets Act, as outlined in the “Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing” section above.

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LICENSE TO RIGHT OF PUBLICITY
You hereby grant to McDonald’s the irrevocable, unrestricted worldwide right to use, publish, display, broadcast, edit, modify and distribute materials bearing your name, voice, image, likeness, music, statements attributable to you or any other identifiable representation of you in connection with or related to your employment with McDonald’s (collectively, “your Likeness”) in any form, style, color or medium whatsoever now existing or developed in the future. You agree that all materials containing your Likeness are and shall remain the sole and exclusive property of McDonald’s, and you hereby assign any proprietary right you may have in such materials to McDonald’s. You hereby release and forever discharge McDonald’s from any and all liability, claims and damages relating to the use of your Likeness and you waive any right you may have to inspect or approve the finished materials or any part or element thereof that incorporates your Likeness.

ASSIGNMENT OF INTELLECTUAL PROPERTY
You hereby agree and covenant that you have made and, that at all times after your termination date shall make, prompt full written disclosure to McDonald’s and hold in trust for the sole right, benefit, and use of McDonald’s: any confidential information, ideas, inventions, innovations, discoveries, improvements, developments, methods, designs, trade marks, trade names, service marks, logos, trade dress, analyses, drawings, recipes, reports and all similar or related information, whether or not patentable, and any works of authorship, whether or not copyrightable, (collectively “Inventions”), that originated with you in whole or in part during the period of your employment with McDonald’s. You agree and acknowledge that any and all Inventions shall remain the exclusive property of McDonald’s. You hereby expressly and fully assign to McDonald’s exclusive right, title and interest to all Inventions that originated with you in whole or in part during the period of your employment, whether written or not, and whether or not patentable or eligible for protection under copyright law, and fully waive any claims or rights you may have therein. You agree to assist McDonald’s, at McDonald’s expense, in perfecting such transfer or assignment by taking all necessary actions and executing all documents as may be required. You understand that the foregoing shall not apply to Inventions (a) developed on your own time, (b) without the use of Confidential Information, proprietary information and/or trade secrets belonging to McDonald’s or without McDonald’s supplies, equipment, facilities, or property, and (c) that are not based on any work performed for McDonald’s or related in any way to McDonald’s business or actual or demonstrably anticipated research or development (which, to preclude any possible uncertainty, you have listed on Attachment A hereto). Any assignment to McDonald’s of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights," “artist’s rights," “droit moral," or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that you may have in the assigned Inventions. You further acknowledge that all original works of authorship that were made by you (solely or jointly with others) within the scope of and during the period of employment with McDonald’s and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act (17 USC §101) or under any similar concept other applicable copyright law (to the extent U.S. copyright law does not apply). The provisions of this Section shall be binding upon you and your heirs, executors and administrators.

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ENFORCEMENT OF PROPRIETARY RIGHTS
At McDonald’s expense, you will assist McDonald’s after your termination of employment in every proper way to obtain and from time to time to enforce United States and foreign Proprietary Rights relating to Intellectual Property in any and all countries. To that end, you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as McDonald’s may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.

NON-SOLICITATION OF EMPLOYEES; NON-INTERFERENCE WITH BUSINESS
RELATIONSHIPS; CONFIDENTIALITY OF EMPLOYEE NAMES; NON DISTURBANCE
For a period of two (2) years from your date of termination, you agree and covenant that you will not, on your own behalf or on behalf of any other person or entity (A) directly or indirectly, solicit for employment or assist in the solicitation of any “salaried” employee of McDonald’s, whether employed at the corporate office or in the field (including at McDonald’s restaurants); (B) provide to any prospective employer the identities of any of McDonald’s “salaried” employees; (C) assist any of McDonald’s “salaried” employees in obtaining employment with your new employer through the dissemination of resumes or otherwise; (D) release names of any McDonald’s “salaried” employees to recruiters, headhunters or employment agencies and (E) directly or indirectly entice or induce any vendor, supplier, manufacturer, franchisee, consultant, independent contractor, service provider, or partner of McDonald’s to reduce, divert or curtail its relationship with McDonald’s.

NON-COMPETE
You acknowledge that McDonald’s is engaged in a highly competitive business and has a compelling business need and interest in preventing release or disclosure of its confidential, proprietary and trade secret information as defined in this Agreement. Moreover, you acknowledge that McDonald’s has highly valuable, long-term and near permanent relationships with certain customers, suppliers, manufacturers, franchisees, employees and service organizations which McDonald’s has a legitimate interest in protecting and that you, by virtue of your position with McDonald’s, had, have and will continue to have access to these customers, suppliers, manufacturers, franchisees, employees and service organizations as well as the confidential, proprietary and trade secret information as defined in this Agreement. You also acknowledge that McDonald’s has invested substantial time, money and other resources in building and maintaining good will, reputation and a valuable brand and system. You acknowledge and agree that, in performing services for McDonald’s, you were placed in a position of trust with McDonald’s and that, because of the nature of the services provided by you to McDonald’s, Confidential Information will become engrained in you, so much so that you would inevitably or inadvertently disclose such information in the event you were to provide similar services to a competitor of McDonald’s. As such, you agree and covenant that for a period of eighteen (18) months following your termination date: (A) you shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform any services, work or consulting for one or more Competitive Companies anywhere in the world. "Competitive Companies" shall mean any company in the ready-to-eat restaurant industry that competes with the business of McDonald's, including any business in which McDonald's engaged during the term of your employment and any business that McDonald's was actively considering conducting at the time of the your termination of employment. Examples of Competitive Companies include, but are not limited to: YUM Brands, Inc. (including but not limited to Taco Bell, Pizza Hut and Kentucky Fried Chicken and all of YUM Brands, Inc.’s subsidiaries), Quick Service Restaurant Holdings (and all of its brands and subsidiaries), Burger King/Hungry Jacks, Wendy’s, Culver’s, In-N-Out Burger, Sonic, Hardee’s, Checker’s, Arby’s, Long John

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Silver’s, Jack-in-the-Box, Popeye’s Chicken, Chick-fil-A, Domino’s Pizza, Chipotle, Q-doba, Panera Bread, Papa John’s, Potbelly, Subway, Quiznos, Dunkin’ Brands, Seven-Eleven, Tim Horton’s, Starbucks, Jamba Juice, BoJangle’s, WaWa, Five Guys, Denny’s and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates or any organization in which they have an interest and which are involved in the ready-to-eat restaurant industry anywhere in the world, or which otherwise compete with McDonald's. You agree to consult with the Executive Vice President of Human Resources, or his/her successor, for clarification as to whether or not McDonald’s views a prospective employer, consulting client or other business relationship of you may have or have had in the ready-to-eat industry not listed above as a Competitive Company; and (B) you shall not perform or provide, or assist any third party in performing or providing, Competitive Services anywhere in the world, whether directly or indirectly, as an employer, officer, director, owner, employee, partner or otherwise, of any person, entity, business, or enterprise. For the purposes of this restriction, “Competitive Services” means the design, development, manufacture, marketing or sale of a product, product line or service that competes with any product, product line or service of McDonald’s as they presently exist or as may be in existence or development on Executive’s termination date. You agree that you will notify McDonald’s prior to engaging in any way with a competitor of McDonald’s, and you further acknowledge and agree that McDonald’s may contact the subsequent employer and reveal the terms of this Agreement. This Section is not meant to prevent you from earning a living or fostering your career, but rather to prevent any competitive business from gaining any unfair advantage from your knowledge of McDonald’s Confidential Information, trade secrets and/or proprietary information.

CONFIDENTIAL INFORMATION
You acknowledge that during your employment with McDonalds you have formulated, established and otherwise had access to and knowledge of McDonald’s Confidential Information as defined in this Agreement. You further acknowledge that the preservation of a continuing business relationship between McDonald’s and its customers, franchisees, suppliers and manufacturers is of critical importance to the continued business success of McDonald’s and that it is the policy of McDonald’s to safeguard as confidential the identity and special needs of certain customers, franchisees, suppliers, manufacturers, representatives and key employees. You also acknowledge that McDonald’s has invested substantial time, money and other resources in building and maintaining good will, reputation and a valuable brand and system.
In view of the foregoing, you agree and covenant that at all times after your termination date, (A) you will hold in strict confidence and will not use, disclose, communicate, or distribute, to any person(s), firm or corporation, any Confidential Information (as defined herein), except as may be authorized and required in connection with your work for McDonald’s, unless you are compelled to do so by judicial process, or unless the General Counsel of McDonald’s expressly authorizes such in writing. You understand and agree that any unauthorized use of Confidential Information by you or by any party receiving such information through you shall be deemed a material breach of this agreement; (B) you will not take, but will leave with McDonald’s, all records (including electronic data) and papers and all other items of whatever nature that contain Confidential Information; and (C) you will not write, confirm or otherwise communicate or publish to any person or entity any of McDonald’s trade secrets, proprietary information or Confidential Information, including, without limitation while using social media (e.g., blogging, tweeting, and postings on social networking sites).
For purposes of this Agreement, “Confidential Information” means all non-public information that is not

Separation Agreement

generally known in the trade or industry and that is valuable to McDonald’s and that is or was disclosed by McDonald’s or by its affiliates to you or obtained by or imparted to you through your employment with McDonald’s (whether prepared by McDonald’s or its agents or advisors) in oral, electronic, tangible or intangible form, concerning the processes, products, services, technology, or business of McDonald’s, that is either identified by McDonald’s as being confidential, or that would be understood by a person in your position, exercising reasonable business judgment, to be confidential. Confidential Information includes, but is not limited to, (i) trade secrets and proprietary information as defined in this Agreement; (ii) special information about relationships and distributors, vendors, suppliers, manufacturers, franchisees, employees and customers, (iii) special and confidential knowledge about McDonald’s relating to pricing, business and financial affairs, advertising, marketing, sales, expansion plans, new store sites and strategies for McDonald’s business, including various technical items and equipment used or contemplated for use in McDonald’s business; and (iv) any information McDonald’s has received, and in the future may receive, from third parties for which McDonald’s may owe a duty to maintain confidentiality or to use solely for limited purposes. For purposes of this Agreement, the terms “trade secrets” and “proprietary information” include processes, methods, recipes, techniques, systems, formulae, patents, models, devices, compilations, customer lists, financial information, development plans, supplier lists and any information of whatever nature that gives McDonald’s an opportunity to obtain an advantage over competitors who do not know or use such information or data or any information that would be harmful to McDonald’s if disclosed. Confidential Information does not include general knowledge in the industry in which McDonald’s is engaged, information or materials disseminated to the general public by McDonald’s, and/or information that becomes public through no wrongful act or omission by you or by any other person.

Nothing herein shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency. In addition, nothing herein prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval from McDonald’s and are not required to notify McDonald’s before making any such reports or disclosures. In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law or (ii) in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This Section will govern to the extent it may conflict with any other provision of this Agreement.

RECEIPT OF PAY AND BENEFITS TO DATE
You acknowledge and agree that you have not applied for, nor are you eligible for, short term disability, long term disability, Worker’s Compensation, or family and medical leave under applicable federal, state and local law. You further agree that you have received all salary and benefits due to you to date, and have taken any family and medical leave to which you are entitled. All pay earned by you, including vacation pay, has been paid or is included in the amounts referred to in the Payments section above.

Separation Agreement

REMEDIES FOR BREACH
Should you breach this Agreement, McDonald’s shall be entitled to recover 90% of the entire value of any consideration you have received pursuant to this Agreement and shall be relieved of any obligation to pay further consideration. It is acknowledged that this is not a penalty but an agreed upon remedy that results from a failure of consideration upon a breach of the provisions of this Agreement; however, the parties agree that the remaining 10% of the value of the consideration shall constitute sufficient consideration for the General Release above. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or interfere with your right to challenge enforcement of this Agreement under the Older Workers Benefit Protection Act before a court or tribunal or before the Equal Employment Opportunity Commission. Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures, and you are not required to notify the company that you have made such reports or disclosures.

CHOICE OF LAW
You and McDonald’s agree that this Agreement is to be interpreted and enforced pursuant to the law of Delaware. Should any dispute arise between the parties and the law of the forum state prevents use of this choice of law provision with respect to any issue, then the law of the forum state shall be adopted for that issue.

ENTIRE AGREEMENT
This Agreement contains the full agreement between you and McDonald’s and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof, provided, however, that you agree and acknowledge that the obligations and restrictive covenants set forth in this Agreement (including the Non-Compete; Non-Solicitation of Employees; Non-Interference with Business Relationships; Confidentiality of Employee Names; Non-Disturbance; and Confidential Information paragraphs) are consistent with and largely mirror the obligations and restrictive covenants set forth in the Confidentiality, Intellectual Property & Restrictive Covenant Agreement dated March 30, 2017 between you and McDonald’s that you signed for good and valuable consideration and that was ancillary to your employment with McDonald’s. Any oral representation or modification concerning this Agreement shall be of no force or effect.

COMPLIANCE WITH CODE SECTION 409A
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance with Code Section 409A. In no event will McDonald’s be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or otherwise or for damages for failing to comply with Code Section 409A. If you are deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of

Separation Agreement

your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due (if any) will be paid or provided in accordance with the normal payment dates. With regard to any reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

SAVINGS CLAUSE
In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the released parties with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the parties in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

CONSIDERATION PERIOD; KNOWING AND VOLUNTARY AGREEMENT AND RELEASE, AND ACCEPTANCE AND RETURN OF THE AGREEMENT
You have read it and understand it fully. You acknowledge that you have been and are hereby advised by this Agreement to consult with an attorney prior to executing this Agreement.

You further acknowledge that you have been given at least 21 days to consider the terms of this Agreement, that you have been able to use this period, or as much of this period as you desire, and that you are now executing this Agreement voluntarily with the express intention of making a binding legal agreement, including giving up all claims against McDonald’s. You forever waive any relief not explicitly set forth in this document. The review period set forth above will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement. If you choose to accept this Agreement, please sign and return the Agreement to Jerry Krulewitch at the following address:

McDonald’s Corporation
Attention: Jerry Krulewitch
110 N. Carpenter Street
Chicago, Illinois 60607

This Agreement should not be signed prior to your Termination Date. If you do not sign and return this Agreement, no part of the payments and benefits described in this Agreement will be available to you.

Separation Agreement

RIGHT TO REVOKE
This Agreement may be revoked by delivering a written notice of revocation to Jerry Krulewitch, McDonald’s Corporation, 110 N. Carpenter Street, Chicago, Illinois 60607, no later than the seventh day after you sign it. Revocations delivered by mail must be postmarked by the seventh day after signing this Agreement.

Provided that you timely sign and return, and do not revoke, this Agreement, it will become effective on the eighth (8th) day after you sign it. If you do not sign this Agreement and return it within the time period described above, or you revoke the Agreement during the seven (7) day revocation period, no part of the payments and benefits described in this Agreement will be available to you.

I have read and understand this Agreement. By signing below, I hereby fully and freely agree to abide by the promises, releases, and obligations set forth above.

Name (print): SILVIA DIAS LAGNADO

Signature: /s/ Silvia Dias Lagnado

Date: October 31, 2019

McDonald’s Signature: /s/ Jerome N. Krulewitch

Date: October 31, 2019

Separation Agreement

Attachment A: Intellectual Property

Please list any Intellectual Property which you made, conceived or learned prior to the commencement of your employment with McDonald’s:

Attachment A